Exhibit 10.10

Deciphera Pharmaceuticals, Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Deciphera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company. In furtherance of this purpose, effective as of the effective time of the registration statement for the Company’s initial firm commitment underwritten public offering of equity securities (the “Effective Date”), all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”). No additional compensation for attending individual Board meetings.

Additional Annual Retainer for Non-Executive Chairperson of the Board:    $30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000
Audit Committee member:	$7,500
Compensation Committee Chairperson:	$10,000
Compensation Committee member:	$5,000
Nominating and Corporate Governance Committee Chairperson:	$7,500
Nominating and Corporate Governance Committee member:	$3,750
No additional compensation for attending individual committee meetings.

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Cash retainers owing to non-employee directors shall be annualized, meaning that non-employee directors who join the Board during the calendar year, and with respect to all non-employee directors for 2017, such amounts shall be pro-rated based on the number of calendar days served by such director.

Equity Retainers

Initial Equity Grant: One-time option grant to each new non-employee director upon his/her election to the Board after the Effective Date to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) in such amount and on such terms as authorized by the Board, or by a committee appointed by the Board.

On the date of each Annual Meeting of Stockholders: Annual option grant to each non-employee director serving on the Board immediately following the Company’s annual meeting of stockholders to purchase shares of Common Stock in such amount and on such terms as authorized by the Board, or by a committee appointed by the Board.

All of the foregoing option grants will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

ADOPTED: September 21, 2017

EFFECTIVE: September 21, 2017